BioSpecifics Technologies Corp. Reports Second Quarter 2018
Financial Results

- Phase 1 trial of CCH for treatment of Uterine fibroids now fully enrolled -
- XIAFLEX sales increased 27 percent year-over-year -

LYNBROOK, NY – August 9, 2018 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the second quarter ended June 30, 2018 and provided a corporate update.

“The first half of 2018 was a period of significant clinical development for XIAFLEX. We continued to focus on the execution of our ongoing Phase 1 clinical trial in uterine fibroids and have now completed patient enrollment. Uterine fibroids are the most prevalent tumor of the female reproductive tract, for which non-invasive treatment options are very limited, and we expect to report top-line data later this year. Additionally, our partner Endo reported rapid enrollment in the second quarter for the Phase 3 clinical trials for the treatment of cellulite, and we now anticipate top-line data in the fourth quarter of 2018,” said Thomas L. Wegman, President of BioSpecifics. “On the commercial front, we were also pleased with the sustained revenue growth and continued efforts of the direct to consumer advertising campaigns for XIAFLEX in its two commercial indications, Dupuytren’s Contracture and Peyronie’s Disease, and we reported second quarter 2018 revenues of $7.1 million. These revenues were driven by Endo’s reported 27 percent revenue growth year-over-year and our partner also increased their full year revenue guidance into the high-teens percentage growth range.”

Second Quarter 2018 Financial Results

BioSpecifics reported net income of $4.3 million for the second quarter ended June 30, 2018, or $0.60 per basic share and $0.59 per share on a fully diluted basis, compared to net income of $2.6 million, or $0.37 per basic share and $0.36 per share on a fully diluted basis, for the same period in 2017.

Total revenue for the second quarter ended June 30, 2018 was $7.1 million, compared to $6.5 million for the same period in 2017. The increase in total revenues for the quarterly period was primarily due to an increase in royalties associated with higher net sales of XIAFLEX which was partially offset by lower mark-up on cost of goods sold revenue in the U.S and prepaid foreign mark-up on cost of goods sold revenue recognized under new revenue standard ASC 606, as of January 1, 2018.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing revenue for the second quarter ended June 30, 2018 of $35,270 and $4,409 for the same period in 2017.

Research and development (R&D) expenses for the second quarter ended June 30, 2018 were $0.2 million compared to $0.3 million for the same period in 2017. The decrease in the 2018 period, as compared to the 2017 period, was mainly due to lower consulting fees associated with clinical, preclinical and other R&D programs.

General and administrative expenses for the second quarter ended June 30, 2018 were $2.0 million, compared to $2.3 million for the same period in 2017. The decrease in general and administrative expenses was mainly due to the lower consulting and patent fees partially offset by higher amortization associated with deferred royalty buy-down and third-party royalties associated with XIAFLEX.

Provision for income taxes for the second quarter ended June 30, 2018 were $1.0 million, compared to $1.4 million for the same period in 2017.

As of June 30, 2018, BioSpecifics had cash and cash equivalents and investments of $73.7 million, compared to $65.1 million as of December 31, 2017.

The BioSpecifics Board of Directors has authorized an increase in the repurchase amount in the Company's stock repurchase program, previously approved by the Board in August 2015, under which BioSpecifics is authorized to repurchase up to $3.0 million of its outstanding common stock. This decision reflects BioSpecifics' positive outlook for the future, confidence it will remain profitable on an ongoing annual basis and its continued commitment to increasing value for its stockholders.

Pursuant to the repurchase program, BioSpecifics plans to repurchase stock through a broker in the open market, provided that the timing, actual number and price per share of the common stock to be purchased will be subject to market conditions, applicable legal requirements, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and various other factors. BioSpecifics intends to hold any reacquired stock in treasury. The repurchase program may be suspended or discontinued at any time by the Board of Directors. BioSpecifics has no obligation to repurchase common stock under the repurchase program.

As of June 30, 2018, BioSpecifics had 7,244,233 shares of common stock outstanding.

XIAFLEX/CCH Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of collagenase clostridium histolyticum (CCH) for the treatment of uterine fibroids and has the right to initiate the development of any new potential indication not licensed by Endo. Endo’s licensed indications include Dupuytren’s Contracture and Peyronie’s Disease, both approved and marketed; in addition to cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis.

•	Endo is conducting two ongoing Phase 3 clinical trials of CCH for the treatment of cellulite. Top- line results are expected in the fourth quarter of 2018.
•

BioSpecifics has completed patient enrollment in its Phase 1 clinical trial of CCH for the treatment of uterine fibroids with top-line data expected in late 2018. This Phase 1 open-label dose escalation study is being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University and is designed to enroll 15 female subjects treated prior to hysterectomy. The trial will assess the safety and tolerability of a single injection of CCH directly into the uterine fibroid under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study in addition to size, collagen content and rate of apoptosis of CCH treated fibroids.

•	XIAFLEX future growth initiatives continue to support the increase in disease state awareness for both Peyronie’s Disease and Dupuytren’s Contracture through direct to consumer campaigns.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of CCH for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements include statements concerning, among other things, whether and when Endo will publish top-line results for the Phase 3 trials of CCH for cellulite, whether and when BioSpecifics will release data from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids, whether Endo will meet its projected fiscal year 2018 growth for XIAFLEX, whether BioSpecifics will achieve its corporate goals and remain profitable on an ongoing basis, the plans for the repurchase of stock and reacquired stock, and the suspension or discontinuation of the repurchase program. In some cases, these statements can be identified by forward-looking words such as "expect," "plan," "anticipate," "potential," "estimate," "can," "will," "continue," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018(1)	2017	2018(1)	2017
Revenues:
Royalties	$7,061,139	$6,531,107	$14,146,139	$14,217,317
Licensing revenue	35,270	4,409	39,679	8,818
Total Revenues	7,096,409	6,535,516	14,185,818	14,226,135

Costs and expenses:
Research and development	211,796	337,731	407,023	592,512
General and administrative	1,985,212	2,315,283	4,054,845	4,741,000
Total costs and expenses	2,197,008	2,653,014	4,461,868	5,333,512

Operating income	4,899,401	3,882,502	9,723,950	8,892,623

Other income:
Interest income	273,746	140,995	491,697	242,748
Other, net	81,985	23,423	96,663	25,985
	355,731	164,418	588,360	268,733

Income before income tax expense	5,255,132	4,046,920	10,312,310	9,161,356
Provision for income tax expense	(954,465)	(1,422,829)	(2,033,039)	(3,192,512)

Net income	$4,300,667	$2,624,091	$8,279,271	$5,968,844

Earnings per share:
Basic	$0.60	$0.37	$1.15	$0.83
Diluted	$0.59	$0.36	$1.13	$0.81

Shares used in calculation of earnings per share:
Basic	7,215,057	7,170,223	7,204,040	7,167,251
Diluted	7,315,276	7,329,118	7,309,325	7,330,875

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	June 30,	December 31,
	2018(1)	2017 (2)
Cash and cash equivalents	$12,960,475	$7,333,810
Investments	60,749,407	57,719,945
Accounts receivable	12,893,893	4,655,105
Deferred tax assets	321,603	1,739,706
Working capital	79,008,754	64,241,667
Total assets	89,330,315	74,996,394
Long-term liabilities	-	5,340,708
Total stockholders' equity	86,936,808	67,516,838

(1)As of January 1, 2018, the Company adopted the requirements of ASC 606 using the modified retrospective adoption method, and as a result, there is a lack of comparability of certain amounts to the prior periods presented.

(2) The selected consolidated balance sheet information for the year ended December 31, 2017 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com